 Exhibit 10.13 - Transmitter and Tower site lease. = KNFL

RADIO TOWERS LEASE AGREEMENT AND OPTION TO PURCHASE

THIS RADIO TOWERS LEASE AGREEMENT AND OPTION TO PURCHASE ("Agreement") is entered into by and between the Raymond N. Nelson Family Trust, Richard E. Nelson and Dennis B. Nelson, Co-Trustees located at 4755 West 5900 North, Bear River City, Utah 84301 (hereinafter "Lessor") and Diamond Broadcasting Corporation, a Utah corporation in good standing and owner of FCC Construction Permit BNP-20001023AEU, Facility Number 129784 for Radio Station KNFL (AM), 1470kHz with corporate offices located at 210 North 1000 East, St. George, Utah 84770 ("Lessee"), who may hereinafter be referred to as the "Party" or "Parties" as may be appropriate.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee do hereby covenant and agree as follows:

I.  LEASE AGREEMENT

1.1

PREMISES.  Lessor does hereby lease to Lessee approximately 12.5 acres of real property (the "Lease"), including all easements over adjoining properties, for placement of up to Four (4) 190-feet metal guyed AM radio towers, ground systems and transmitter building for use by the Lessee.  The real property is more particularly described in Exhibit A attached hereto (such designated area hereinafter being called the "Premises").  The 190-feet metal guyed AM radio towers shall be located on a designated portion of the Premises as shown in Exhibit A and shall hereinafter be called the "Tower Sites").

1.2

ACCESS.  Lessor grants to Lessee a right of access to and from the Premises along the existing property line.  Lessee shall be responsible, at its sole cost, for the construction and/or maintenance of an access road if any is required other than what road is presently used to access the Premises.

1.3

FENCING and LIGHTING.  Lessee shall install a security fence around the perimeter of the AM radio towers to guard against unauthorized access to the Tower Sites. As no tower lights are required by FAA or FCC agencies, Lessor shall not require Lessee to install such lighting.

1.4

TERM.  This Lease shall be for twenty-five (25) years beginning on September 1, 2004, and ending on August 31, 2029 ..

1.5

RENT.  The total rent payable during the term shall be Two Thousand Five Hundred Dollars ($2,500.00) annually for the first twelve (12) years at which time the rent will be adjusted for the differential of the Consumer Price Index (CPI). Payments shall be made in twelve (12) equal monthly installments of Two Hundred Eight Dollars and 33/100 ($208.33) per month due on the first day of each month or annually at Lessee's option. In the event that rent is not paid within five (5) days after due date, Lessee agrees to pay a late fee of $25.00.

1.6

RENEWAL OPTION.  The Lessee shall have the right to renew this Lease for additional Twenty-Five (25) year period at which time the rent will be adjusted for the differential of the Consumer Price Index (CPI). The Agreement may be renewed upon the same terms and conditions contained herein provided that written notice stating an election to renew this Lease for the additional term is given in writing Ninety-days (90) days prior to the expiration of the current term.

1.7

USE.  The Premises are to be used for the sole purpose of constructing and maintaining 190-feet metal guyed AM radio towers, ground systems and transmitter.  All structures, equipment and materials placed upon the said Premises by the Lessee shall remain the property of, and shall be removed by the Lessee prior to expiration of the term hereof or any extension hereof.  If this Lease is terminated prior to expiration of the term hereof due a default by Lessee hereunder, Lessee shall remove all structures, equipment and materials placed on the Premises within 90 days following such termination.  If Lessee does not timely remove any improvement or other material placed on the Premises by Lessee, Lessor shall have the right to remove such items and recover the reasonable cost thereof from Lessee.

1.8

CONSTRUCTION.  All construction shall be performed by Lessee or Lessee's agents. All construction shall be at Lessee's sole cost and expense. All construction must be performed in compliance with applicable federal, state, and local laws, rules, and regulations.

1.9

INSURANCE.  Lessee shall maintain, at Lessee's sole cost and expense, liability insurance for any and all damages resulting in personal injury or property damage in connection with the erection, servicing, maintenance, removal, or replacement of the 190-feet metal guyed AM radio towers, ground systems and transmitter building, equipment and other property placed on the Premises by Lessee and all other occurrences arising out of Lessee's use of the Premises. Such insurance shall name Lessor as an additional insured/loss payee and shall be in an amount not less than $2,000,000.00 and shall contain a provision that the policy shall not be terminated, amended or altered except upon 30 days prior written notice to Lessor. Lessee shall provide proof of such insurance no less frequently than annually.

1.10

INDEMNITY AND LIABILITY.  Lessee shall indemnify and save harmless from and against any and all claims, liability, penalties, damages, expenses and judgments for injuries or accidents to persons or property of any nature and howsoever caused, occurring on or about the Premises and sidewalks and driveways adjacent thereto, during the leased term and any other period of occupancy, including all costs, expenses and attorney fees incurred by Lessor in defense of any such claims whether the same be or be not covered adequately by insurance.  Lessee agrees to pay for all damages done to the Premises by Lessee or any other person or entities other than those persons or entities permitted on the premises by Lessor.  To the fullest extent permitted by law, the Lessee shall indemnify and hold harmless the Lessor, their agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from the subject of this Lease, including any claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property, including the loss of use resulting therefore, which is caused in whole or in part by any act or omission on the part of Lessee or anyone directly or indirectly employed by it or anyone for whose acts it may be liable regardless of whether it is caused in part by Lessor or any party indemnified hereunder.  Such obligation shall not be construed to negate, abridge, or otherwise reduce any right or obligation of indemnity, which would otherwise exist as a result of the insurance requirements set forth in the Lease. Such indemnification shall include but not be limited to reimbursing Lessor for all damages, costs, fees (including attorneys' fees), expenses and claims made against Lessor arising out of Lessee's use of the Premises. The Lessee's obligation to indemnify Lessor and hold Lessor harmless shall survive the termination of this Lease.

1.11

SUBLEASING.  Lessee shall have the right to sublease the Premises under the terms and conditions contained herein subject to Lessor's prior written consent, such consent not to be unreasonably withheld. Lessee shall remain fully liable for all obligations under this Lease, and any subleasing shall have no effect on Lessee's obligations hereunder.

1.12

TERMINATION.  Lessee shall have the right to cancel this Lease upon sixty (60) days prior written notice to Lessor if any of the following occur: (a) Lessee's structure(s) on the Premises have become entirely or substantially obscured or destroyed through no fault of Lessee and Lessee chooses not to repair said structure(s), Lessee to make such determination within sixty (60) days after the event causing the destruction or obscuration; failure to make such determination shall be deemed a waiver by Lessee of such right to cancel; (b) The Premises are or become unsafe for maintenance of Lessee's structures, through no fault, act or omission of Lessee; (c) Lessee is prevented by an present or future law, regulation or ordinance from constructing or maintaining the structure(s) on the Premises and (d) Lessee shall have the right of termination by giving written notice for any reason to Lessor of not less than ninety (90) days in advance.  Lessor shall have the right to terminate this Lease (and any further renewal options under paragraph 1.6) by giving written notice to Lessee not less than ninety (90) days  in advance; in such event, Lessee shall remove all of Lessee's structures, equipment and materials from the Premises prior to the termination date.

1.13

CONDITIONS PRECEDENT TO LEASE'S EFFECTIVENESS.  This Lease shall become effective and rental due hereunder only upon Lessee's receipt of all necessary permits and licenses for the erection of 190-feet metal guyed AM radio towers, ground systems  and transmitter building. Lessor agrees to cooperate with Lessee in the application of any special use permit or license required by the County for such use.  However, if such permits or licenses are not obtained and the structures are not erected within one hundred twenty (120) days following the commencement of this Lease, Lessor shall have the unconditional right to terminate this Lease upon notice to Lessee.

1.14

LESSOR'S COVENANTS.  Lessor covenants to Lessee that: (a) It has good title to the Premises and full right and lawful authority to enter into the Lease for the full Term and that, as long as Lessee performs and observes all of the covenants and provisions hereof, Lessee shall have quiet and peaceful enjoyment of the Premises subject to the terms of the Lease; (b) It will not permit any other transmitting towers to be erected on the Premises; (c) It will not permit any shrubs, trees, vines, buildings, or other structures to be planted or erected on the Premises which would obstruct or materially impair the capability of Lessee's structure(s).

1.15    LESSEE'S COVENANTS.  Lessee covenants to Lessor that it will: (a) Promptly  pay rental as due pursuant to this Lease and abide by all of its terms and conditions; (b) Keep all structures and related property placed on the Premises by Lessee in good repair; (c) Use reasonableness in its cutting and trimming of trees, bushes, brush or other vegetation upon the Premises; (d) Use its best efforts to promptly attempt to procure all permits and licenses necessary for construction and maintenance of the AM radio towers and transmitter building, all at Lessee's sole cost and expense; (e) Comply with all laws, regulations, ordinances and rules including but not limited to any and all environmental laws, rules and regulations, applicable to the construction, erection, maintenance, replacement and removal of AM radio towers and transmitter building used or placed on the Premises.

II. MISCELLANEOUS PROVISIONS

2.1

GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

2.2

ATTORNEYS FEES.  Should a lawsuit, action or proceeding be instituted seeking the enforcement or interpretation of any of the terms of this Agreement, or any matter arising out of or related to this Agreement, the prevailing Party or Parties shall be entitled to, in addition to any damages awarded, its attorneys fees and all costs incurred reasonably incurred in connection with the lawsuit, action or proceeding.

2.3

RECORDATION OF THIS AGREEMENT.  Lessee may record the Agreement in any public office or repository.  Should the Agreement be recorded, however, the rental amount and other financial terms of the Agreement shall be redacted prior to recordation.

2.4

SEVERABILITY OF PROVISIONS.  If any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

2.5

COMPLETE AGREEMENT.  This Agreement constitutes the complete, final and exclusive agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties in connection with this subject matter. The Agreement and the terms and conditions herein may not be modified except by writing and signed by all parties hereto. This Agreement shall be binding on the respective successors and to the extent assignable on the assigns or nominees of the parties hereto.

2.6

NOTICES.  Any notice required or permitted to be delivered hereunder shall be deemed received when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to Lessor or Lessee, as the case may be, at the addresses set forth at the beginning of this Agreement or, in the alternative, via hand delivery or any recognized overnight delivery service.

2.7

ASSIGNMENT.  Lessor may freely assign, hypothecate, transfer and convey any or all of its rights, privileges, duties and obligations hereunder. Lessee shall not assign any of its rights, privileges, duties or obligations hereunder however; Lessee may sublease the Premises provided it is in strict conformity with Paragraph 1.11 above.

2.8

MISCELLANEOUS. This Agreement may be executed in counterparts with each copy having the full force and effect as if one agreement were executed. This Agreement may be executed via facsimile with the same force and effect as if one agreement were executed concurrently by all parties in person.

            LESSEE:

                  Diamond Broadcasting Corporation, a Utah corporation

                   By: /s/ E. Morgan Skinner, Jr.

 E. Morgan Skinner, Jr.

                         Its: President

                         Dated: 9-7-2004

               LESSOR:

                      Raymond N. Nelson Trust

                      By: /s/ Richard E. Nelson

                            Richard E. Nelson

                            Its:  Co-Trustee

                            Dated: 9-7-2004

                       By: /s/ Dennis B. Nelson

                             Dennis B. Nelson

                             Its:  Co-Trustee

                            Dated: 9-7-2004